Exhibit 3.1
Articles of Incorporation


                                State of Delaware
                          Certificate of Incorporation
                       Virilite Neutracutical Corporation

FIRST:   The name of this Delaware corporation is:
         Virilite Neutracutical Corporation

SECOND:  The name and address of the Corporations Registered Agent is:

                           Corporate Creations Enterprises, Inc.
                           686 North Dupont Boulevard #302
                           Milford, DE 19963
                           Kent County

THIRD:   The  purpose  of the  Corporation  is to  engage in any  lawful  act or activity for which corporations may be organized under Delaware law.

FOURTH: The Corporation shall have the authority to issue 10,000,000 shares of common stock, par value $.01 per share.

FIFTH:   The directors shall be protected from personal liability to the fullest extend permitted by law

SIXTH:   The name and address of the incorporator is:

                           Corporate Creations International Inc.
                           401 Ocean Drive o Suite 312 o Door Code #125
                           Miami Beach, FL 33139-6629

The undersigned incorporator through its authorized representative executed this Certificate of Incorporation on February 9, 1996.

Corporate Creations International Inc.

By: /s/ Luis Uriarte
------------------------------------
Its: Luis A. Uriarte, Vice President